                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                          -----------------------------

                                    FORM 10-Q

[X] QUARTERLY REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended July 31, 2002

[  ]     TRANSITION REPORT PURSUANT TO SECTION 13 or 15(d) OF THE SECURITIES
         EXCHANGE ACT OF 1934

For the transition period from ________________to


                         Commission File Number 1-12938


                    INTERSTATE NATIONAL DEALER SERVICES, INC.
              ----------------------------------------------------
             (Exact name of registrant as specified in its charter)


                Delaware                                     11-3078398
   ------------------------------                       -------------------
   (State or other jurisdiction of                      (I.R.S. Employer
    incorporation or organization)                       Identification No.)


                333 Earle Ovington Blvd., Mitchel Field, NY 11553
              ----------------------------------------------------
                    (Address of principal executive offices)


                                 (516) 228-8600
              ----------------------------------------------------
              (Registrant's telephone number, including area code)


              ----------------------------------------------------
              (Former name, former address and former fiscal year,
                          if changed since last report)


Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes   X             No


As of September 13, 2002 Registrant had issued and outstanding 3,945,916 shares of Common Stock.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                          INDEX TO FINANCIAL STATEMENTS

                                                                           Page
                                                                          Number
                                                                          ------

                         PART I - FINANCIAL INFORMATION

Item 1.          Financial Statements:

                 Consolidated Balance Sheets as of
                 July 31, 2002 and October 31, 2001                         3

                 Consolidated Statements of Operations
                 for the nine and three month periods ended
                 July 31, 2002 and 2001                                     4

                 Consolidated Statement of Stockholders'
                 Equity and Comprehensive Income for the
                 nine month period ended  July 31, 2002                     5

                 Consolidated Statements of Cash Flows for
                 the nine month periods ended July 31, 2002
                 and 2001                                                   6

                 Notes to Consolidated Financial Statements                 7

Item 2.          Management's Discussion and Analysis of
                 Financial Condition and Results of Operations              9



                           PART II - OTHER INFORMATION

Item 6.          Exhibits and Reports on Form 8-K                          12

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                 July 31,               October 31,
                                                                                                   2002                    2001
                                                                                                ---------               ----------
                                     ASSETS                                                     Unaudited
                                     ------

CURRENT ASSETS:
   Cash and cash equivalents                                                                  $ 16,832,846            $ 18,511,679
   United States Treasury Bills, at cost                                                        10,819,143               2,122,635
   Accounts receivable, net of allowance for doubtful accounts of $300,000                       6,904,225               6,410,709
   Prepaid expenses                                                                              1,117,165               2,117,984
                                                                                              ------------            ------------
                   Total current assets                                                         35,673,379              29,163,007

INVESTMENTS                                                                                     32,216,022              37,208,929

RESTRICTED CASH                                                                                 15,693,999              13,212,072

FURNITURE, FIXTURES AND EQUIPMENT, at cost, less accumulated
  Depreciation and amortization of $2,770,869 and $2,436,017, respectively                         868,718               1,092,970

DEFERRED INCOME TAXES                                                                            4,656,258               4,238,077

NOTE FROM RELATED PARTY                                                                                  -                  20,000

OTHER ASSETS                                                                                     1,719,419               1,678,487
                                                                                              ------------            ------------
                                                                                              $ 90,827,795            $ 86,613,542
                                                                                              ============            ============

                       LIABILITIES AND STOCKHOLDERS' EQUITY
                       ------------------------------------

CURRENT LIABILITIES:
   Accounts payable                                                                             $3,501,760              $4,756,179
   Accrued expenses                                                                                744,778                 863,403
   Accrued commissions                                                                           1,098,912               1,345,441
   Reserve for claims                                                                            2,522,472               2,403,153
   Other liabilities                                                                               624,461               1,102,968
                                                                                                ----------              ----------
                   Total current liabilities                                                     8,492,383              10,471,144

DEFERRED CONTRACT REVENUE                                                                       58,936,974              54,661,093

CONTINGENCY PAYABLE                                                                              2,949,778               2,138,231
                                                                                                ----------              ----------
                   Total liabilities                                                            70,379,135              67,270,468
                                                                                                ----------              ----------

STOCKHOLDERS' EQUITY
   Preferred stock, $.01 par value; 1,000,000 shares authorized;
     no issued shares                                                                                   -                      -
   Common stock, $.01 par value; 10,000,000 shares authorized;
     4,703,016 and 4,698,449 shares issued, respectively and
     3,945,916 and 3,967,449 shares outstanding, respectively                                       47,031                  46,985
   Additional paid-in-capital                                                                   11,228,567              11,226,786
   Retained earnings                                                                            12,944,071              11,593,589
   Accumulated other comprehensive income                                                          201,408                 325,102
   Less: Treasury stock, at cost ( 757,100 and 731,000 shares, respectively)                   (3,972,417)             (3,849,388)
                                                                                              ------------            ------------
                   Total stockholders' equity                                                   20,448,660              19,343,074
                                                                                              ------------            ------------
                                                                                              $ 90,827,795            $ 86,613,542
                                                                                              ============            ============

   The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.

                            INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                                       CONSOLIDATED STATEMENTS OF OPERATIONS
                                                     UNAUDITED

                                                             For the Nine Months                  For the Three Months
                                                               Ended July 31,                         Ended July 31,
                                                               --------------                         --------------
                                                           2002              2001                   2002           2001
                                                      ------------      ------------          ------------    ------------

REVENUES                                              $ 45,655,174      $ 44,439,460          $ 16,988,956    $ 16,821,849

OPERATING COSTS AND EXPENSES:
Costs of services provided                              26,987,576        24,588,207             9,992,235       9,362,015
Selling, general and administrative
 expenses                                               18,561,017        19,925,728             6,267,336       7,285,699
                                                        ----------       -----------             ---------       ---------
    Operating income (loss)                                106,581           (74,475)              729,385         174,135

OTHER INCOME:
Investment income                                        1,720,883         3,020,632               607,081         862,068
                                                        ----------       -----------             ---------       ---------

    Income before provision for income taxes             1,827,464         2,946,157             1,336,466       1,036,203

PROVISION FOR INCOME TAXES                                 476,982         1,116,422               451,455         396,342
                                                       -----------        ----------             ---------       ---------

    Net income                                         $ 1,350,482       $ 1,829,735             $ 885,011       $ 639,861
                                                       ===========       ===========             =========       =========


NET INCOME PER SHARE:

    Basic                                                 $  .34           $   .44                 $  .22         $  .16
                                                          ======           =======                 ======         ======
    Weighted average shares outstanding                  3,958,767         4,140,494             3,945,916       4,055,877
                                                         =========         =========             =========       =========


    Diluted                                               $  .33           $   .42                 $  .22         $  .15
                                                          ======           =======                 ======         ======
    Weighted average shares outstanding                  4,078,934         4,316,548             4,084,069       4,225,785
                                                         =========         =========             =========       =========


           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME
                     FOR THE NINE MONTHS ENDED JULY 31, 2002
                                    UNAUDITED




                                                               Common Stock
                                                               ------------           Additional
                                                            Number                     Paid-in        Retained
                                                           of Shares      Amount       Capital        Earnings
                                                           ---------      ------       -------        --------

BALANCE AT OCTOBER 31, 2001                                 4,698,449    $ 46,985    $11,226,786     $11,593,589

  Shares issued pursuant to exercise of stock
   options                                                      4,567          46          1,781          -

  Purchase of treasury stock                                     -           -            -               -

COMPREHENSIVE INCOME:

  Net income for the nine months ended July 31, 2002             -           -            -            1,350,482

  Other comprehensive income:

  Unrealized loss on available for sale securities               -           -            -               -
                                                            ---------     -------    -----------     -----------
  Total comprehensive income for the nine months
   ended July 31, 2002                                           -           -            -            1,350,482
                                                            ---------     -------    -----------     -----------

BALANCE AT JULY 31, 2002                                    4,703,016     $47,031    $11,228,567     $12,944,071
                                                            =========     =======    ===========     ===========

                                                              Accum-
                                                              ulated
                                                              Other
                                                             Compre-
                                                              hensive
                                                              Income       Treasury
                                                              (Loss)         Stock           Total
                                                               ----          -----           -----

BALANCE AT OCTOBER 31, 2001                                   $325,102   $(3,849,388)     $19,343,074

  Shares issued pursuant to exercise of stock
   options                                                       -            -                 1,827

  Purchase of treasury stock                                     -          (123,029)       (123,029)

COMPREHENSIVE INCOME:

  Net income for the nine months ended July 31, 2002             -            -             1,350,482

  Other comprehensive income:

  Unrealized loss on available for sale securities          (123,694)         -             (123,694)
                                                             --------   ------------      -----------
  Total comprehensive income for the nine months
   ended July 31, 2002                                      (123,694)         -             1,226,788
                                                             --------   ------------      -----------

BALANCE AT JULY 31, 2002                                     $201,408   $(3,972,417)      $20,448,660
                                                             ========   ============      ===========



          The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE NINE MONTHS ENDED JULY 31, 2002 AND 2001
                                    UNAUDITED

                                                                                               2002              2001
                                                                                              ------            ------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                                              $  1,350,482      $ 1,829,735
   Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization                                                              334,852          407,030
     Deferred income taxes                                                                     (418,181)        (592,402)
     Increase in cash resulting from changes in operating
      assets and liabilities:
       Accounts receivable                                                                     (493,516)        (184,004)
       Prepaid expenses                                                                       1,000,819          252,951
       Restricted cash                                                                       (2,481,927)      (2,978,942)
       Other assets                                                                             (40,932)         (27,318)
       Accounts payable                                                                      (1,254,419)        (598,470)
       Accrued expenses                                                                        (118,625)          67,420
       Accrued commissions                                                                     (246,529)         156,891
       Reserve for claims                                                                       119,319         (605,775)
       Other liabilities                                                                       (478,507)         367,016
       Deferred contract revenue                                                              4,275,881        7,175,326
       Contingency payable                                                                      811,547         (359,649)
                                                                                           ------------      ------------
         Net cash provided by operating activities                                            2,360,264        4,909,809
                                                                                           ------------      -----------


CASH FLOWS FROM INVESTING ACTIVITIES:
   Net (purchases) sales of United States Treasury Bills                                     (8,696,508)       1,720,788
   Net sales (purchases) of investments                                                       4,869,213       (5,421,247)
   Purchase of furniture, fixtures and equipment                                               (110,600)         (40,383)
   Note from related party                                                                       20,000           25,000
                                                                                            -----------      -----------
       Net cash used in investing activities                                                 (3,917,895)      (3,715,842)
                                                                                            ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Purchase of treasury stock                                                                  (123,029)      (1,564,003)
   Proceeds from exercise of stock options                                                        1,827           -
                                                                                            ------------     ------------
         Net cash used in financing activities                                                 (121,202)      (1,564,003)
                                                                                            ------------     ------------

NET DECREASE IN CASH AND CASH EQUIVALENTS                                                    (1,678,833)        (370,036)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                               18,511,679       17,432,848
                                                                                            ------------     ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                                    $16,832,846      $17,062,812
                                                                                            ===========      ===========

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
   Cash paid during the period for:
      Income taxes                                                                             $ 40,000      $ 1,613,505
                                                                                               ========      ===========

           The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

           INTERSTATE NATIONAL DEALER SERVICES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. The interim consolidated financial statements included herein have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2001.

2. In the opinion of the Company, the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary to present fairly the financial position as of July 31, 2002, and the consolidated results of operations and cash flows for the periods ended July 31, 2002 and 2001. The accounting policies followed by the Company are set forth in the Company's consolidated financial statements included in the Annual Report mentioned above.

3. The consolidated results of operations for the nine and three month periods ended July 31, 2002 and 2001 are not necessarily indicative of the results to be expected for the full year.

4. The Company follows the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." Basic net income per share ("Basic EPS") is computed by dividing net income by the weighted average number of common shares outstanding. Diluted net income per share ("Diluted EPS") is computed by dividing net income by the weighted average number of common shares and dilutive common share equivalents then outstanding. SFAS No. 128 requires the presentation of both Basic EPS and Diluted EPS on the face of the statements of operations.

     A reconciliation between the numerators and denominators of Basic and Diluted EPS is as follows:

                                                        Net Income        Shares      Per Share
                                                        ----------        ------      ---------

     For the nine months ended July 31, 2002
     ---------------------------------------

     Basic EPS
     ---------
     Net income attributable to common shares           $1,350,482        3,958,767      $.34

     Effect of dilutive securities:  stock options           -              120,167      (.01)
                                                        ----------        ---------      -----

     Diluted EPS
     -----------
     Net income attributable to common shares
     and assumed option exercises                       $1,350,482        4,078,934      $.33
                                                        ==========        =========      ====


     For the nine months ended July 31, 2001
     ---------------------------------------

     Basic EPS
     --------
     Net income attributable to common shares           $1,829,735        4,140,494      $.44

     Effect of dilutive securities:  stock options          -               176,054      (.02)
                                                        ----------        ---------      -----

     Diluted EPS
     -----------
     Net income attributable to common shares
     and assumed option exercises                       $1,829,735        4,316,548      $.42
                                                        ==========        =========      ====

                                                        Net Income       Shares       Per Share
                                                        ----------       ------       ---------

     For the three months ended July 31, 2002
     ----------------------------------------

     Basic EPS
     ---------
     Net income attributable to common shares             $885,011        3,945,916      $.22

     Effect of dilutive securities:  stock options           -              138,153      (.00)
                                                        ----------     ------------      -----

     Diluted EPS
     -----------
     Net income attributable to common shares
     and assumed option exercises                         $885,011        4,084,069      $.22
                                                          ========        =========      ====


     For the three months ended July 31, 2001
     ----------------------------------------

     Basic EPS
     ---------
     Net income attributable to common shares             $639,861        4,055,877      $.16

     Effect of dilutive securities:  stock options           -              169,908      (.01)
                                                        ----------     ------------      -----

     Diluted EPS
     -----------
     Net income attributable to common shares
     and assumed option exercises                         $639,861        4,225,785      $.15
                                                          ========        =========      ====

     Potential common shares excluded in the computation of weighted average diluted shares outstanding were 136,800 for the three and nine months ended July 31, 2002 and 55,800 for the three and nine months ended July 31, 2001, as their inclusion would have an anti-dilutive effect.

5.   Recently Issued Accounting Pronouncements

     In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 142 ("SFAS No. 142"), "Goodwill and Other Intangible Assets." Under SFAS No. 142, goodwill and indefinite lived intangible assets will no longer be amortized, but rather will be tested for impairment within six months of adoption and at least annually thereafter effective for years beginning after December 15, 2001. In addition, the amortization period of intangible assets with finite lives will no longer be limited. We do not anticipate that the adoption of SFAS No. 142 will have a material impact on our consolidated financial statements.

     In June 2001, the FASB issued Statement No. 143 ("SFAS No. 143"), "Accounting for Asset Retirement Obligations." SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. SFAS No. 143 shall be effective for financial statements issued for fiscal years beginning after June 15, 2002. Earlier application is encouraged. Initial application of this Statement shall be as of the beginning of an entity's fiscal year. We do not anticipate that the adoption of SFAS No. 143 will have a material impact on our consolidated financial statements.

     In October 2001, the FASB issued Statement No. 144 ("SFAS No. 144"), "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes FASB Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of" and certain provisions of APB Opinion No. 30, "Reporting the Results of Operations - Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions," for the disposal of a segment of a business (as previously defined in that Opinion). The provisions of SFAS No. 144 are effective for fiscal years beginning after December 15, 2001. We do not anticipate that the adoption of SFAS No. 144 will have a material impact on our consolidated financial statements.

     In April 2002, the FASB issued Statement No. 145 ("SFAS No. 145"), "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002." SFAS No. 145 eliminates the requirement (in SFAS No. 4) that gains and losses from the extinguishments of debt be aggregated and classified as extraordinary items, net of the related income tax. In addition, SFAS No. 145 requires sales-lease back treatment for certain modifications of a capital lease that result in the lease being classified as an operating lease. The rescission of SFAS No. 4 is effective for fiscal years beginning after May 15, 2002. Earlier application is encouraged. Any gain or loss on extinguishment of debt that was previously classified as an extraordinary item would be reclassified to other income (expense). The remainder of the statement is generally effective for transactions occurring after May 15, 2002. We do not anticipate that the adoption of SFAS No. 145 will have a material impact on our consolidated financial statements.

In July 2002, the FASB issued Statement No. 146 ("SFAS No. 146), "Accounting for Costs Associated with Exit or Disposal Activities." SFAS No. 146 addresses significant issues regarding the recognition, measurement, and reporting of costs that are associated with exit and disposal activities, including restructuring activities that are currently accounted for pursuant to the guidance that the Emerging Issues Task Force ("EITF") has set forth in EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS No. 146 revises the accounting for certain lease termination costs and employee termination benefits, which are generally recognised in connection with restructuring activities. The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002. Earlier application is encouraged. We do not anticipate that the adoption of SFAS No. 146 will have a material impact on our consolidated financial statements.

ITEM 2. MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

RESULTS OF OPERATIONS

      For the Nine Months ended July 31, 2002 compared to the Nine Months ended July 31, 2001

      Revenues increased approximately $1,216,000, or 3%, to approximately $45,655,000 for the nine months ended July 31, 2002 as compared to approximately $44,439,000 for the nine months ended July 31, 2001. This increase was primarily due to an increase in the recognition of deferred contract revenue as a result of an increase in the total number of unexpired contracts under administration partially offset by a decrease in administrative fees resulting from a decrease in the number of service contracts sold by the Company in fiscal 2002 as compared to the prior year.

      Costs of services provided, which consist primarily of claims and cancellation costs, increased by approximately $2,399,000, or 10%, to approximately $26,987,000 for the nine months ended July 31, 2002, as compared to approximately $24,588,000 for the nine months ended July 31, 2001. As a percentage of revenues, cost of services provided increased to 59% for the nine months ended July 31, 2002 as compared to 55% for the same period in 2001. Claims and cancellation costs are directly affected by the total number of unexpired contracts under administration, which has increased on a yearly basis.

      Gross margin decreased by approximately $1,183,000, or 6%, to approximately $18,668,000 for the nine months ended July 31, 2002, as compared to approximately $19,851,000 for the nine months ended July 31, 2001. This decrease is attributable to the increase in costs of services provided as described above. Gross margin for the nine months ended July 31, 2002 was 41% as compared to 45% for the nine months ended July 31, 2001.

      Selling, general and administrative expenses decreased by approximately $1,365,000, or 7%, to approximately $18,561,000 for the nine months ended July 31, 2002, down from approximately $19,926,000 for the nine months ended July 31, 2001. This decrease was in large part due to decreased commission and printing costs incurred as a result of decreased sales volume as well as a decrease in administrative costs including personnel and legal fees. Selling, general and administrative expenses were 41% of revenues for the nine months ended July 31, 2002 as compared to 45% for the nine months ended July 31, 2001.

      Investment income decreased by approximately $1,300,000, or 43%, to approximately $1,721,000 for the nine months ended July 31, 2002, as compared to approximately $3,021,000 for the same period in 2001. This decrease is primarily a result of an overall decrease in the interest rates paid on investment cash balances, United States Treasury Bills and government securities during the period.

      Income before provision for income taxes decreased by approximately $1,118,000, or 38%, to approximately $1,828,000 for the nine months ended July 31, 2002, as compared to approximately $2,946,000 for the same period in 2001. For the nine months ended July 31, 2002, the Company recorded a provision for income taxes of approximately $477,000, as compared to a provision for income taxes of approximately $1,116,000 in the same period in 2001. The effective tax rate in fiscal 2002 was reduced as a result of nontaxable interest earned on municipal bonds. Net income for the nine months ended July 31, 2002 was approximately $1,351,000, as compared to approximately $1,830,000 for the same period in 2001. Diluted net income per share for the nine months ended July 31, 2002 decreased by $.09 to $.33 per share, as compared to $.42 per share for the same period in 2001.

      For the Three Months ended July 31, 2002 compared to the Three Months ended July 31, 2001

      Revenues increased approximately $167,000, or 1% to approximately $16,989,000 for the three months ended July 31, 2002 as compared to approximately $16,822,000 for the three months ended July 31, 2001. This increase was primarily due to an increase in the recognition of deferred contract revenue as a result of an increase in the total number of unexpired contracts under administration partially offset by a decrease in administrative fees resulting from a decrease in the number of service contracts sold by the Company in fiscal 2002 as compared to the prior year.

      Costs of services provided, which consist primarily of claims and cancellation costs, increased by approximately $630,000, or 7%, to approximately $9,992,000 for the three months ended July 31, 2002, as compared to approximately $9,362,000 for the three months ended July 31, 2001. As a percentage of revenues, cost of services provided increased to 59% for the three months ended July 31, 2002 as compared to 56% for the same period in 2001. Claims and cancellation costs are directly affected by the total number of unexpired contracts under administration, which has increased on a yearly basis.

      Gross margin decreased by approximately $463,000, or 6%, to approximately $6,997,000 for the three months ended July 31, 2002, as compared to approximately $7,460,000 for the three months ended July 31, 2001. This decrease is attributable to the increase in costs of services provided as described above. Gross margin for the three months ended July 31, 2002 was 41% as compared to 44% for the three months ended July 31, 2001.

      Selling, general and administrative expenses decreased by approximately $1,019,000, or 14% to approximately $6,267,000 for the three months ended July 31, 2002, down from approximately $7,286,000 for the three months ended July 31, 2001. This decrease was in large part due to decreased commission and printing costs incurred as a result of decreased sales volume as well as a decrease in administrative costs including personnel and legal fees. Selling, general and administrative expenses were 37% of revenues for the three months ended July 31, 2002 as compared to 43% for the three months ended July 31, 2001.

      Investment income decreased by approximately $255,000, or 30%, to approximately $607,000 for the three months ended July 31, 2002, as compared to approximately $862,000 for the same period in 2001. This decrease is primarily a result of an overall decrease in the interest rates paid on investment cash balances, United States Treasury Bills and government securities during the period.

      Income before provision for income taxes increased by approximately $300,000, or 29%, to approximately $1,337,000 for the three months ended July 31, 2002, as compared to approximately $1,036,000 for the same period in 2001. For the three months ended July 31, 2002, the Company recorded a provision for income taxes of approximately $452,000, as compared to a provision for income taxes of approximately $396,000 in the same period in 2001. The effective tax rate in fiscal 2002 was reduced as a result of nontaxable interest earned on municipal bonds. Net income for the three months ended July 31, 2002 was approximately $885,000, as compared to approximately $640,000 for the same period in 2001. Diluted net income per share for the three months ended July 31, 2002 increased by $.07 to $.22 per share, as compared to $.15 per share for the same period in 2001.

LIQUIDITY AND CAPITAL RESOURCES

      Cash and cash equivalents, United States Treasury Bills, at cost, and investments, which have maturities ranging between two to five years, were approximately $59,868,000 at July 31, 2002, as compared to approximately $57,843,000 at October 31, 2001. The increase of approximately $2,025,000 was primarily the result of cash provided by the Company's operating activities partially offset by the purchase of treasury stock and the purchase of furniture, fixtures and equipment. Investments at July 31, 2002 included approximately $2,500,000 of limited partnership interests.

      The Company believes that its current available cash and anticipated levels of internally generated funds will be sufficient to fund its financial requirements at least for the next fiscal year at the Company's present level of revenues and business activity.

COMMITMENTS AND LONG TERM OBLIGATIONS

As of July 31, 2002, we had the following commitments and long term obligations (in 000's):

                           2003       2004       2005       2006        2007     Thereafter
                           ----       ----       ----       ----        ----     ----------

Operating Leases          $  817     $  899     $  925     $  953      $  982      $2,583

Employment Contracts         746        746        746        746         746       3,375
                          ------     ------     ------     ------      ------      ------

Total                     $1,563     $1,645     $1,671     $1,699      $1,728      $5,958
                          ======     ======     ======     ======      ======      ======

CRITICAL ACCOUNTING POLICIES

      Our discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with generally accepted accounting principles. To aid in your understanding of our business activities, we have identified our critical accounting policies, which are those policies which are important to the portrayal of our financial condition and results of operations and require management's subjective judgments. As a result, these judgments are subject to an inherent degree of uncertainty. We base our judgments on our experience and various other assumptions that we believe to be reasonable under the circumstances. On an ongoing basis, we evaluate our estimates, including those related to deferred revenue, income taxes and litigation. Our actual results could differ from these estimates under different assumptions or conditions. We believe the following accounting policies to be critical:

      Revenues relating to administrative and insurance fees from the sale of vehicle service contracts are recognized when the service contract sold is approved and accepted by the Company. Revenues are deferred on vehicle service contracts in those instances where the Company directly receives cash for that portion of the total service contract that is allocated to estimated claims reserves. Deferred contract revenue is recorded as earned over the life of the service contract in proportion to expected claims based upon cumulative historical information.

      Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and their basis for income tax purposes. Deferred income taxes result primarily from temporary differences related to deferred contract revenue. When such deferred contract revenue is recognized as revenue for accounting purposes, the related deferred income tax asset is realized.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

      Management does not believe that there is any material market risk exposure with respect to derivative or other financial instruments that would require disclosure under this item.

FORWARD-LOOKING STATEMENTS

      This Form 10-Q, together with other statements and information publicly disseminated by the Company, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations which may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial or otherwise, may differ from the results discussed in the forward-looking statements. A number of these risks and other factors that might cause differences, some of which could be material, along with additional discussion of forward-looking statements, are set forth in the Company's Report on Form 8-K filed with the Securities and Exchange Commission on December 23, 1996.

PART II - OTHER INFORMATION

Item 6. Exhibits and Reports on Form 8-K

      The Company filed a Form 8-K on August 5, 2002, as amended on August 6, 2002, with respect to a change in the Company's certifying accountant.



                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.



                               INTERSTATE NATIONAL DEALER SERVICES, INC.




Date: September 13, 2002       By:           /s/ Zvi D. Sprung
------------------------         ---------------------------------------
                                            Zvi D. Sprung
                                        Chief Financial Officer

                                 CERTIFICATIONS



I, Chester J. Luby, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Interstate National Dealer Services, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report; and

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report.

Date:  September 13, 2002



                                   /s/ Chester J. Luby
                                   -------------------
                                   Chester J. Luby
                                   Chairman and Chief Executive Officer



I, Zvi D. Sprung, certify that:

1. I have reviewed this quarterly report on Form 10-Q of Interstate National Dealer Services, Inc.;

2. Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this quarterly report; and

3. Based on my knowledge, the financial statements, and other financial information included in this quarterly report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this quarterly report.

Date:  September 13, 2002

                                   /s/ Zvi D. Sprung
                                   -----------------
                                   Zvi D. Sprung
                                   Chief Financial Officer, Treasurer and
                                     Secretary